EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-157613, 333-136188, 333-102425, 333-99219, 333-50524, 33-55061 and 333-183092; Form S-4 Nos. 333-136189 and 333-129871; and Form S-8 Nos. 333-193149, 333-174025, 333-158925, 333-150668, 333-133817, 333-117939, 333-117937, 333-117936, 333-117935, 333-65176, 333-43584, 333-43580, 333-94157, 333-94155, 333-70407, 333-64559, 333-25891, 333-04859, 333-09091, 33-66874, 33-48908, 33-44770, 33-29528 and 33-29527) of Allergan, Inc. and in the related Prospectuses, as applicable, of our reports dated February 25, 2014, with respect to the consolidated financial statements and schedule of Allergan, Inc., and the effectiveness of internal control over financial reporting of Allergan, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Irvine, California
February 25, 2014